Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2026 relating to the financial statements of Vermilion Energy Inc. and the effectiveness of Vermilion Energy Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 40-F of Vermilion Energy Inc. for the year ended December 31, 2025.

/s/ Deloitte LLP

Calgary, Canada

April 24, 2026